ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES
COMPLETION OF TRANSITION TO ALL AGENCY PORTFOLIO AND
UPDATES LIQUIDITY AND BOOK VALUE ESTIMATE

VERO BEACH, Florida – August 12, 2020 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PRC) (“ARMOUR” or the “Company”) today announced the completion of the previously announced strategic transition of its investment portfolio to solely mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), Treasury securities, and cash. In the second quarter of 2020, the Company commenced the sales of the unguaranteed mortgage-backed securities in its legacy portfolio. The final remaining unguaranteed position was sold on August 11, 2020.
The Company also announced that it has current liquidity of $582 million, of which $104 million are short term receivables from the GSEs. Current book value per Common share is estimated to be $11.45 before considering the payment of the previously declared dividend of $0.10 per Common share payable on August 28, 2020 to shareholders of record as of August 17, 2020.
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders. Actual dividends are determined at the discretion of the Company’s Board of directors, who may consider additional factors including the Company’s results of operations, cash flows, financial condition, capital requirements as well as current market conditions, expected opportunities and other relevant factors.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by GSEs or guaranteed by the Government National Mortgage Association. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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